EXHIBIT 10.7

3M COMPANY

Executive Profit Sharing Plan

(Including amendments through February 11, 2002)

1.	Key Definitions:

“Economic Profit.” Economic Profit for the purpose of this Plan is defined as the difference between the Quarterly Net Operating Income and the Quarterly Capital Charge, as defined below.

“Quarterly Net Operating Income.” Net Operating Income for the purpose of this Plan is defined as the consolidated operating income of the Company and its domestic and foreign subsidiaries, reduced by a charge for taxes based on the Company’s effective tax rate.

“Quarterly Capital Charge.” The Quarterly Capital Charge will be one-fourth of the Company’s Cost of Capital multiplied by the amount of Operating Capital as of the close of such calendar quarter.

“Cost of Capital.” The Cost of Capital is a weighted average of the Company’s cost of funding, including both equity and debt financing.

“Operating Capital.” Operating Capital for the purpose of this Plan is defined as the total assets of the Company, reduced by the amount of any other securities and the adjusted current liabilities (total current liabilities minus short-term debt), and adjusted for any deferred taxes.

“Quarterly Profit Sharing Earnings Per Share.” The quarterly Economic Profit divided by the fixed number One Hundred Million (100,000,000) will determine the Quarterly Profit Sharing Earnings Per Share.

“Quarterly Gross Profit Sharing Amount.” The number of shares of profit sharing assigned to an individual, multiplied by the Quarterly Profit Sharing Earnings Per Share, will determine that individual’s Quarterly Gross Profit Sharing Amount.

2.

Participation. Such executive officers of the Company as determined by the Compensation Committee of the Board of Directors (the “Committee”) will be eligible to receive payments under the Plan. The Committee shall determine from time to time what portion of the shares of profit sharing assigned to an individual will be based on the Economic Profit of the Company as a whole and what portion will be based on the Economic Profit of a relevant business unit thereof. To the extent that shares of profit sharing are based on the Economic Profit of a relevant business unit of the Company, the terms “Economic Profit”, “Quarterly Net Operating Income”, “Quarterly Capital Charge”, “Cost of Capital” and “Operating Capital” shall be appropriately modified to reflect the operations and performance of such business unit.

3.

Year-To-Date Calculation. At the close of each quarter following the first quarter, the Quarterly Gross Profit Sharing Amount and the limits of full profit sharing participation will be accumulated for the year-to-date for the purpose of calculated individual profit sharing payments on a year-to-date basis. The Profit Sharing Payment for the current quarter will be the difference between the year-to-date amount and the sum of the Profit Sharing Payments to the individual in the prior quarters of the calendar year.

4.	Date of Payment. Profit Sharing Payments will be made within sixty days after the close of each calendar quarter.

5.	Manner of Payment. Profit Sharing Payments may be made in cash, common stock, or a combination of cash and stock as determined by the Committee.

6.

Maximum Payments. The total paid under this Plan for the Company’s five most highly compensated executive officers will never exceed one-half percent (0.5%) of the consolidated net income of the Company for any respective period, and no individual participant will ever receive more than one-third (33 1/3%) of this total Plan limit.

7.

Administration. The Plan will be administered by the Committee, none of whom shall be eligible to participate. The Committee is authorized to adopt rules and policies concerning the administration and interpretation of the Plan, but the Committee will have no discretion with regard to the basic criteria for the determination of Quarterly Gross Profit Sharing Amounts and may not, in any event, alter the units or the Quarterly Profit Sharing Earnings Per Share formula after the commencement of a quarterly performance period. If required for compliance with legal or tax guidelines with regard to its role in administering the Plan, the Committee may act through a subcommittee comprised of at least two of its members, none of whom shall be eligible to participate in the Plan.

8.

Plan Amendment. The Board of Directors may at any time terminate or amend the Plan, except that no amendment shall be made, without prior approval by the Company’s stockholders, which would (i) alter the method for determination of the Quarterly Profit Sharing Earnings Per Share, or (ii) materially alter the maximum participation limits for individuals.

9.

Plan Duration. The Plan is intended to be indefinite in duration, but may be amended or terminated at any time by the Board of Directors as provided herein. The Plan shall continue until so terminated.